Exhibit 99.1

News

September 25, 2023	Analyst Contact:	Megan Patterson
918-561-5325
	Media Contact:	Brad Borror
918-588-7582

Lyndon C. Taylor Joins ONEOK As Executive Vice President, Chief Legal Counsel and Assistant Secretary

TULSA, Okla. – Sept. 25, 2023 – Lyndon C. Taylor has joined ONEOK, Inc. (NYSE: OKE) as executive vice president, chief legal counsel and assistant secretary of ONEOK, reporting to Pierce H. Norton II, president and chief executive officer of ONEOK.

Before joining ONEOK, Taylor was executive vice president, chief legal and administrative officer of Devon Energy Corporation, responsible for overseeing the legal, corporate governance, compliance and government relations functions. Prior to Devon, Taylor founded and led the Houston office of Skadden Arps, serving the legal needs of numerous energy clients for 12 years. He has in-depth experience in many aspects of the energy business, including capital markets and Securities and Exchange Commission (SEC) activities, merger & acquisition (M&A) deals, commercial transactions, regulatory compliance, labor and employment matters, intellectual property and litigation.

With nearly 40 years of legal expertise, primarily in the energy space, Taylor has extensive experience guiding organizations on legal and business strategies that balance risk and company objectives, helping them to be successful in a changing market.

“We’re excited to have Lyndon join the ONEOK team,” said Norton. “Lyndon’s legal expertise and experience in leading and developing teams with a shared vision of creating value will serve us and our stakeholders well.”

Taylor will be based in Tulsa, Oklahoma. He earned a Juris Doctor with honors from the University of Oklahoma College of Law and a Bachelor of Science in industrial engineering and management from Oklahoma State University.

ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is a leading midstream service provider and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Rocky Mountain, Permian and Mid-Continent regions with key market centers and owns an extensive network of gathering, processing, fractionation, transportation and storage assets.

ONEOK is a FORTUNE 500 company and is included in the S&P 500. For information about ONEOK, visit the website: www.oneok.com. For the latest news about ONEOK, find us on LinkedIn, Instagram, Facebook and X.

###